Exhibit 10.01

Employment Agreement

Sunrise Technology Incorporated ("Company") and Paul Ker-Chin Chang ("Employee"), in consideration of the mutual promises set forth below, hereby agree as follows:

Employee has resigned as a member and Chairman of the Board of Directors, and Chief Executive Officer and President, of the Company. Employee has also resigned as an officer and/or director of each of the Company's subsidiaries where Employee holds such offices

Position

Effective immediately, Company will employ Employee as its Technology Advisor, reporting to the Company's Chief Executive Officer ("CEO").

Salary $400,000 per year, payable monthly.

Expected Job Duties

Visit with the various divisions around the Company and work with their personnel to improve results by helping to:

    Work to improve the quality and effectiveness of existing products and develop new products that will advance the company's market position.
    Improve the effectiveness of individual divisional R&D operations.
    Improve the effectiveness of interdivisional R&D efforts.
    Review and optimize R&D methods and procedures within the company.
    Keep the Company's product packaging at the forefront of style and efficiency.
    Work through divisional and corporate management to correct any R&D deficiencies or launch any R&D initiatives.
    Motivate R&D teams to develop world class products in less time with low manufacturing cost.
    Travel as necessary from San Jose to Geneva, Atlanta, Montreal, Beijing, Modena and any other R&D centers the Company may operate from time to time, to work with their R&D teams for best success.

Report to the CEO as required by the CEO. As Technology Advisor, Employee will contribute as an advisory individual without direct reports.

Working Hours; Location

Full time (minimum 40 hours per week), at Company facilities or on Company travel, per Company's Employee Handbook.

Benefits (to continue per Company policy)

    10 paid holidays per year per company policy, 20 days of paid time off per year
    Medical, dental & vision insurance: 100% premium paid for employee; 50% premium paid for spouse and children
    Employee Stock Purchase Plan, Profit Sharing Plan, and 401(k) plan
    Others per employee handbook

Performance Review

Performance reviews are generally given every 12 months.

At Will Employment

The Company advises that conditions of employment may change from time to time without prior notice, and that any such changes could affect one or more of the provisions of this agreement. Employment with the Company may be terminated by either Employee or the Company for any reason at any time and is therefore considered "at will".

Termination Without Cause

In the event that Employee's employment is terminated by the Company without CAUSE (as defined below), then if Employee executes a general release of claims on the form provided at that time by the Company, the Company shall provide Employee severance benefits consisting of a lump sum payment equal to six (6) months of Employee's regular base salary in effect at the time of the termination of employment less applicable withholdings and vesting acceleration of all Employee's outstanding but unexercised stock options. The time for payment shall be appropriately delayed to the extent required by Section 409A of the Internal Revenue Code of 1986. With respect to stock options Employee shall have the post-termination exercise period provided for in the applicable stock option agreement.

For purposes of this agreement, "CAUSE" shall mean the occurrence of any one or more of the following:

    conviction of any felony or commission of any act of fraud, misappropriation or embezzlement;
    engaging in a fraudulent act damaging to the Company or in conduct or activities damaging to the property, business or reputation of the Company;
    failure to comply in any material respect with any term of employment or any written policies or lawful directives of management or the Board;
    any material act or omission involving malfeasance or negligence in the performance of employment duties; or
    material breach of this or any other agreement with the Company.

Entire Agreement; Amendment

This agreement is the entire agreement, and supercedes any previous agreement, regarding employment of Employee by the Company. This agreement may be amended only by a writing signed by Employee and the CEO or Chairman of the Board of Directors of the Company.

Arbitration

Any claim, dispute or controversy arising out of or in any way relating to this Agreement or the alleged breach of this Agreement will be submitted by the parties to binding arbitration in Santa Clara County, California by JAMS or by a judge to be mutually agreed upon. This section will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to your obligations under the Invention Assignment and Confidentiality Agreement between you and the Company.

Entered into, this February 7, 2006.

Sunrise Telecom Incorporated

By:__/s/ Henry P. Huff________	/s/ Paul Ker-Chin Chang___
Henry P. Huff, Chairman of the Board	Paul Ker-Chin Chang